Harbor Custom Development, Inc. Reports 2022 Second Quarter and Half Year Financial Results

Tacoma, Washington – (GLOBENEWSWIRE) – August 15, 2022 – Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI; HCDIP; HCDIW; HCDIZ), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced its financial results for the second quarter and six months ended June 30, 2022.

Second Quarter 2022 Financial Highlights Compared to Second Quarter 2021
•Sales of $10.3 million compared to $14.1 million
•Gross loss of $(1.9) million compared to $3.3 million gross profit
•Gross margin (loss) of (18.8)% compared to 23.5%
•Net loss of $(4.5) million compared to net income of $1.1 million
•Loss per share of $(0.46) compared to earnings per share of $0.06
•EBITDA loss of $(4.9) million compared to EBITDA of $2.0 million
•Adjusted EBITDA loss of $(4.8) million compared to Adjusted EBITDA of $2.1 million

Six Months Ended June 30, 2022 Financial Highlights Compared to Six Months Ended June 30, 2021
•Sales of $38.9 million compared to $28.0 million
•Gross profit of $4.1 million compared to $3.9 million
•Gross margin of 10.6% compared to 14.0%
•Net loss of $(2.9) million compared to $(0.5) million
•Loss per share of $(0.50) compared to $(0.04)
•EBITDA loss of $(1.4) million compared to EBITDA of $2.3 million
•Adjusted EBITDA loss of $(0.9) million compared to Adjusted EBITDA of $2.5 million

Full Year 2022 Outlook Estimate
•2022 revenue expectations adjusted down to approximately $80 million to $90 million
•2022 Adjusted EBITDA expectations decreased to approximately break-even

Harbor Custom Development, Inc.’s President and CEO, Sterling Griffin stated, “Despite results coming in below expectations, our team maintained a strong level of execution with the construction of our multi-family projects during the second quarter. Significant cost overruns for our fee build projects, the cancelation of a key land sale previously under contract, and delays in the closing of other home and lot sales due to changing market conditions contributed to underperformance in the second quarter.”

Mr. Griffin continued, “Notwithstanding the second quarter’s unfavorable results, we achieved record revenues through the first six months of 2022. We expect the construction of several of our multi-family projects to be completed by the end of the year, and our first project, Mills

Crossing, is scheduled to be fully rented in the fourth quarter. Additionally, we expect to start renting other multi-family projects in the third and fourth quarters as the projects near completion. We have substantially completed the hiring of additional members of our team to support our public company infrastructure and prepare us for the expected growth in our multi-family division. We are confident we have the right people in place to execute our unique business model and drive future growth.”

Results for the Second Quarter 2022

Sales for the second quarter 2022 decreased by (27.2)% to $10.3 million, compared to sales of $14.1 million for the second quarter 2021. This decrease was largely due to a decrease in entitled land sales of $9.3 million, primarily offset by an increase in home sales of $5.3 million.

Gross profit (loss) for the second quarter 2022 decreased to $(1.9) million compared to $3.3 million for the second quarter 2021. Gross margin (loss) for the second quarter 2022 also decreased to (18.8)%, compared to 23.5% for the second quarter 2021. The $(5.3) million decrease in gross profit and (42.3)% decrease in gross margin were primarily due to significant cost overruns on our fee build projects and the non-recurrence of higher margin entitled land sales in 2022. Our fee build cost overruns were primarily attributable to inflation and record setting rainfall in Western Washington resulting in a $(3.2) million gross loss and (212.9)% gross margin loss in the second quarter of 2022 as compared to $0.2 million gross profit and 11.8% gross margin in the second quarter 2021. The entitled land sales in the second quarter 2021 provided $2.4 million gross profit dollars at a gross margin of 25.5% that did not recur in the second quarter 2022.

Operating expenses for the second quarter 2022 were $3.7 million compared to $2.3 million for the second quarter 2021. This expected increase in operating expenses is primarily attributable to increases associated with our continued investment in public company infrastructure and future growth plans. A $0.8 million increase of payroll related costs was the largest contributor of operating expense increases. Less significant increases in professional fees, marketing and advertising, insurance expense, investor relations, right of use expense for a new corporate office, and depreciation expense also contributed to the increase over the prior year period. Operating expenses as a percentage of sales for the second quarter 2022 were 35.5% compared to 16.0% for the second quarter 2021. The increase in operating expenses as a percentage of sales is primarily due to the expense increases previously stated and lower sales in the second quarter of 2022 as compared to the second quarter of 2021.

For the second quarter 2022, net loss was $(4.5) million compared to net income of $1.1 million for the second quarter 2021. Net loss attributable to common stockholders was $(6.4) million or $(0.46) loss per share compared to net income attributable to common stockholders of $0.9 million or $0.06 earnings per share.

EBITDA for the second quarter 2022 decreased (350.2)% to a loss of $(4.9) million compared to EBITDA of $2.0 million for the second quarter 2021. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the second quarter 2022 decreased by (330.8)% to a loss of $(4.8) million compared to $2.1 million for the second quarter

2021. For the second quarter 2022, Adjusted EBITDA loss as a percentage of sales was (46.5)% compared to 14.7% Adjusted EBITDA as a percentage of sales for the second quarter 2021.

Results for the Six Months Ended June 30, 2022

Sales for the first half of 2022 increased by 38.8% to $38.9 million, compared to sales of $28.0 million for the first half of 2021. This increase was largely due to increases in home sales of $10.7 million, fee build revenue of $2.9 million, and sales of developed lots of $2.1 million, partially offset by the $4.8 million decrease in the sales of entitled land.

Gross profit for the first half of 2022 increased to $4.1 million compared to $3.9 million for the first half of 2021. Gross margin for the first half of 2022 was 10.6% compared to 14.0% for the first half of 2021. The $0.2 million increase in gross profit was primarily due to increases in home sales gross profit of $1.8 million and entitled land sales gross profit of $1.6 million, which was offset by the decrease in fee build gross profit of $(3.2) million. The (3.4)% decrease in gross margin was primarily driven by significant cost overruns with our fee build projects, and was partially offset by the significant margins attained with the sale of entitled land in the first quarter of 2022.

Operating expenses for the first half of 2022 were $7.5 million compared to $4.3 million for the first half of 2021. This expected increase is primarily attributable to increases in continued investment in public company infrastructure and personnel to support our future growth plans. Payroll related costs and professional fees were the largest contributors to the increase in operating expenses at $1.6 million and $0.5 million respectively. Right of use expense for a new corporate office, depreciation expense, marketing and advertising, stock compensation, and director fees also contributed to the increase over the prior year period. Operating expenses as a percentage of sales for the first half of 2022 were 19.3% compared to 15.4% for the first half of 2021. The increase in operating expenses as a percentage of sales is primarily due to the increase in operating expenses as described above which have increased faster than the increase in sales.

For the first half of 2022, net loss was $(2.9) million compared to net loss of $(0.5) million for the first half of 2021. Net loss attributable to common stockholders was $(6.8) million or $(0.50) loss per share compared to $(0.6) million or $(0.04) loss per share.

EBITDA for the first half of 2022 decreased (161.7)% to a loss of $(1.4) million compared to EBITDA of $2.3 million for the first half of 2021. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the first half of 2022 decreased by (135.6)% to a loss of $(0.9) million compared to $2.5 million for the first half of 2021. For the first half of 2022, Adjusted EBITDA loss as a percentage of sales was (2.3)% compared to 8.9% Adjusted EBITDA as a percentage of sales for the first half of 2021.

Full Year 2022 Outlook Estimate

Based on an in-depth analysis of the current market conditions, the construction status of our project portfolio, and our second quarter results, we are adjusting our full year guidance to assume the following:

•Revenue of approximately $80 million to $90 million compared to the previous target of approximately $160 million, and
•Adjusted EBITDA at or around break even compared to the previous target of approximately $20 million.

Mr. Griffin concluded, “The decline to our revenue expectation for the full year is primarily a timing variance for projects we previously expected to close in 2022, that may now slide into 2023. Adjusted EBITDA was primarily impacted by significant fee build cost overruns, the cancellation of high margin land sales in our Horizon at Semiahmoo project that will now likely be built and sold as developed lots and multi-family townhomes, and the temporary deferral of Adjusted EBITDA associated with the timing of other project sales that could get pushed to 2023. We believe this updated guidance has room for upside if we close some of the multi-family projects expected to have construction completed this year or if we close more land, lot, and home sales.”

Reconciliation of the forward-looking full year 2022 Adjusted EBITDA estimate to net income is not being provided as we do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on our reported net income and reported effective tax rate because these items, which could be significant, are difficult to predict and highly variable.

Financial Results Conference Call Details

Harbor will host a conference call on Monday, August 15, 2022, at 9:30 a.m. PT (12:30 p.m. ET) to elaborate on the second quarter results and the Company’s outlook. The public may access the conference call through an audio webcast available at https://investors.harborcustomhomes.com/events. Those who would like to submit written questions in advance, please email: IR@harborcustomdev.com. The conference call will be available by telephone at 1-877-407-0789 (for international callers, dial 1-201-689-8562), and refer to “Harbor” or conference ID: 13731834. A replay of the conference call will be available for two weeks at 1-844-512-2921 (for international callers, dial 1-412-317-6671) using the replay PIN: 13731834.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments, condominiums, single-family homes, and luxury homes, Harbor Custom Development’s business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views to develop and sell residential lots, new home communities, and multi-story condominium and apartment properties within a 20- to 60-minute commute of the nation’s fastest-growing metro employment corridors. Harbor is leading the real estate industry as the first national land developer and home builder accepting payment in the form of cryptocurrency for its listed properties. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance for the year ending December 31, 2022, the calculation of certain of our key financial and operating metrics, and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation, changes in the real estate industry such as increases in mortgage interest rates which could dampen residential home purchases, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release and the financial information contained herein include EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (GAAP), and are therefore referred to as non-GAAP financial measures. We have provided definitions for these non-GAAP financial measures and tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our business and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Investor Relations
Hanover International
IR@harborcustomdev.com 866-744-0974

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash	$22,015,000	$25,629,200
Restricted Cash	597,600	597,600
Accounts Receivable, net	1,962,600	1,113,500
Contract Assets, net	1,367,400	2,167,200
Notes Receivable	10,874,400	2,000,000
Prepaid Expense and Other Assets	2,515,900	2,778,100
Real Estate	154,610,400	122,136,100
Property, Plant and Equipment, net	10,288,300	9,199,700
Right of Use Assets	2,554,500	3,429,700
Deferred Tax Asset	1,519,000	649,000
TOTAL ASSETS	$208,305,100	$169,700,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts Payable and Accrued Expenses	$16,744,900	$10,662,800
Dividends Payable	634,700	670,900
Deferred Revenue	62,200	44,800
Note Payable - D&O Insurance	130,600	903,800
Revolving Line of Credit Loan, net of Unamortized Debt Discount of $0.9 million and $0 respectively	19,374,200	—
Equipment Loans	4,818,300	5,268,500
Finance Leases	110,600	543,400
Construction Loans, net of Unamortized Debt Discount of $1.8 million and $4.4 million respectively	59,144,900	34,957,100
Construction Loans - Related Party, net of Unamortized Debt Discount of $0.01 million and $1.1 million respectively	10,666,000	13,426,600
Right of Use Liabilities	3,357,800	3,484,400
TOTAL LIABILITIES	115,044,200	69,962,300

STOCKHOLDERS’ EQUITY
Preferred Stock, No Par, 10,000,000 shares authorized and 3,799,799 issued and outstanding at June 30, 2022 and 4,016,955 issued and outstanding at December 31, 2021	62,912,100	66,507,500
Common Stock, No Par, 50,000,000 shares authorized and 14,348,555 issued and outstanding at June 30, 2022 and 13,155,342 issued and outstanding at December 31, 2021	35,704,700	32,122,700
Additional Paid In Capital	1,105,500	752,700
Retained Earnings (Accumulated Deficit)	(6,461,400)	1,646,500
Stockholders’ Equity	93,260,900	101,029,400
Non-Controlling Interest	—	(1,291,600)
TOTAL STOCKHOLDERS’ EQUITY	93,260,900	99,737,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$208,305,100	$169,700,100

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Sales	$10,286,400	$14,132,400	$38,867,400	$28,006,600

Cost of Sales	12,218,300	10,805,100	34,744,700	24,072,100

Gross Profit (Loss)	(1,931,900)	3,327,300	4,122,700	3,934,500

Operating Expenses	3,654,100	2,267,800	7,493,400	4,317,600

Operating Income (Loss)	(5,586,000)	1,059,500	(3,370,700)	(383,100)

Other Income (Expense)
Interest Expense	(356,500)	(85,300)	(481,000)	(183,400)
Interest Income	159,900	—	214,900	—
Loss on Sale of Equipment	(105,500)	—	(105,500)	(35,900)
Other Income	400	95,200	8,500	122,600
Total Other Income (Expense)	$(301,700)	$9,900	$(363,100)	$(96,700)

Income (Loss) Before Income Tax	(5,887,700)	1,069,400	(3,733,800)	(479,800)

Income Tax (Benefit)	(1,378,600)	—	(870,000)	—

Net Income (Loss)	$(4,509,100)	$1,069,400	$(2,863,800)	$(479,800)

Net Loss Attributable to Non-controlling interests	—	(2,300)	(500)	(1,700)
Preferred Dividends	(1,940,000)	(140,100)	(3,952,500)	(140,100)

Net Income (Loss) Attributable to Common Stockholders	$(6,449,100)	$931,600	$(6,815,800)	$(618,200)

Earnings (Loss) Per Share - Basic	$(0.46)	$0.06	$(0.50)	$(0.04)
Earnings (Loss) Per Share - Diluted	$(0.46)	$0.06	$(0.50)	$(0.04)

Weighted Average Common Shares Outstanding - Basic	14,024,297	14,890,094	13,614,803	14,071,373
Weighted Average Common Shares Outstanding - Diluted	14,024,297	15,052,525	13,614,803	14,071,373

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,863,800)	$(479,800)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	639,600	483,100
Amortization of right of use assets	371,400	163,200
Loss on sale of equipment	105,500	35,900
Provision for loss on contract	1,034,900	—
Stock compensation	354,700	230,900
Forgiveness on PPP loan	—	(10,000)
Amortization of revolver issuance costs	182,900	—
Net change in assets and liabilities:
Accounts receivable	(849,100)	16,300
Contract assets	799,800	(1,481,500)
Notes receivable	(8,874,400)	—
Prepaid expenses and other assets	598,100	810,400
Real estate	(31,424,100)	(63,469,900)
Deferred tax asset	(870,000)	—
Accounts payable and accrued expenses	5,047,300	3,208,000
Deferred revenue	17,400	(881,800)
Payments on right of use liability, net of incentives	191,400	(155,600)
NET CASH USED IN OPERATING ACTIVITIES	$(35,538,400)	$(61,530,800)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,741,500)	(175,100)
Proceeds on the sale of equipment	195,800	69,500
NET CASH USED IN INVESTING ACTIVITIES	$(1,545,700)	$(105,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Construction loans	30,608,500	27,523,700
Payments on construction loans	(8,817,000)	(10,092,500)
Financing fees construction loans	(1,176,000)	(1,185,700)
Related party construction loans	7,458,400	12,216,600
Payments on related party construction loans	(7,836,800)	(6,456,400)
Financing fees related party construction loans	(10,100)	(1,983,900)
Revolving line of credit loan, net of payments	20,288,900	—
Financing fees revolving line of credit loan	(1,097,700)	—
Payments on financing leases	(38,000)	(141,200)
Payments on PPP loan	—	(7,100)
Payments on note payable D&O insurance	(773,300)	(741,200)
Payments on equipment loans	(1,133,000)	(951,900)
Net proceeds from issuance of common stock	—	25,101,000
Net proceeds from issuance of preferred stock	—	28,661,000
Preferred dividends	(3,988,700)	—
Repurchase of common stock	(437,700)	—
Proceeds from exercise of stock options	8,600	18,000
Proceeds from exercise of warrants	413,800	—
Deferred offering cost	—	65,100
NET CASH PROVIDED BY FINANCING ACTIVITIES	$33,469,900	$72,025,500

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(3,614,200)	10,389,100

CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	26,226,800	2,396,500

CASH AND RESTRICTED CASH AT END OF PERIOD	$22,612,600	$12,785,600

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Net Income (Loss)	$(4,509,100)	$1,069,400	$(2,863,800)	$(479,800)

Interest Expense - Cost of Sales	297,300	558,900	1,220,000	2,067,700
Interest Expense - Other	356,500	85,300	481,000	183,400
Depreciation	335,800	242,900	639,600	483,100
Amortization	2,400	—	3,300	—
Tax (Benefit)	(1,378,600)	—	(870,000)	—
EBITDA	$(4,895,700)	$1,956,500	$(1,389,900)	$2,254,400

Stock compensation	112,300	115,800	354,700	230,900
Other non-recurring costs	—	—	150,200	—
Total Add backs	112,300	115,800	504,900	230,900
Adjusted EBITDA	$(4,783,400)	$2,072,300	$(885,000)	$2,485,300

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization, equity-based compensation expense and other non-recurring costs, which are deemed to be transitional in nature or not related to our core operations.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of sales.